UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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   NETWORK EQUIPMENT TECHNOLOGIES, INC.
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6900 Paseo Padre Parkway
Fremont, California  94555

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held
August 10, 2010

TO THE STOCKHOLDERS:

The annual meeting of stockholders of Network Equipment Technologies, Inc., a Delaware corporation, will be held on Tuesday, August 10, 2010, at 10:00 a.m., local time, at the principal offices of the Company, 6900 Paseo Padre Parkway, Fremont, California 94555 for the following purposes:

1.

To elect Dixon R. Doll as Class II Director to serve until the 2013 Annual Meeting of Stockholders and until a successor, if any, is elected and qualified;

2.

To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 25, 2011; and

3.

To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

Only stockholders of record at the close of business on June 11, 2010 are entitled to notice of and to vote at the annual stockholder meeting and at any postponement or adjournment of the annual stockholder meeting.

By order of the Board of Directors,

Fremont, California

C. Nicholas Keating, Jr.
July 6, 2010

President and Chief Executive Officer

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE URGED TO READ THIS PROXY STATEMENT AND VOTE BY SUBMITTING YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 10, 2010.

The proxy materials for this Annual Meeting are available over the Internet at

www.proxyvote.com

6900 Paseo Padre Parkway
Fremont, California  94555

PROXY STATEMENT
For the Annual Meeting of Stockholders

To Be Held
August 10, 2010

Your proxy is solicited by the Board of Directors (the “Board”) of Network Equipment Technologies, Inc. (“NET” or the “Company”), for use at the annual meeting of stockholders to be held at 10:00 a.m. on August 10, 2010 (the “Annual Meeting”), at the principal offices of the Company located at 6900 Paseo Padre Parkway, Fremont, California 94555 and at any postponement or adjournment thereof. Stockholders of record on June 11, 2010 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting.

The Company intends to mail this Proxy Statement and accompanying proxy card, together with the annual report to stockholders, on or about July 6, 2010. As of the Record Date, there were 30,014,414 shares of the common stock of the Company (“Common Stock”) outstanding and entitled to vote.

Voting

You are entitled to one vote for each share of Common Stock held by you as of the Record Date. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

A majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting must be present in person or by proxy in order for there to be a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted in determining whether a quorum is present at the Annual Meeting. Abstentions and broker non-votes are not counted or deemed to be present for voting purposes or represented for purposes of determining whether any matter has been approved by stockholders. The vote required to elect the Director nominee and approve each of the other proposals is described below.

Please refer to the proxy card for instructions on how to access your proxy to vote your shares at the Annual Meeting. Such proxies must be used in conjunction with, and will be subject to, the information and terms contained on the proxy card. These procedures are also available to stockholders who hold their shares through a broker, nominee, fiduciary or other custodian.

Any person giving a proxy has the power to revoke it at any time before its exercise at the Annual Meeting by following the instructions provided in the proxy card or by attending the Annual Meeting and voting in person.

The Company will provide paper or e-mail copy of any proxy materials, including this Proxy Statement, without charge, upon written request. Requests should be sent to: Investor Relations, Network Equipment Technologies, Inc., 6900 Paseo Padre Parkway, Fremont, CA 94555.

Solicitation

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing, mailing, and internet availability of this Proxy Statement, the proxy card, and any additional solicitation materials furnished to stockholders. The Company does not presently intend to solicit proxies other than by mail but may use the services of senior management to solicit proxies personally, electronically, or by telephone, without receiving additional compensation.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Election of Directors

The Company’s Certificate of Incorporation provides for a classified board of directors. The Board is divided into three classes, designated as Class I, Class II and Class III. The current terms for each of these three classes expire at the annual meeting of stockholders, as shown in the table below. Under the Company’s Bylaws, the Board may consist of between five and eight Directors, the exact number of Directors to be determined by the Board. The authorized number of Directors is currently set at five.

This year, the Company is electing the Class II Director. There is one Class II directorship, and the Company’s nominee for Class II Director is Dixon R. Doll. Dr. Doll has agreed to serve if elected, and management has no reason to believe that he will be unable to serve. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Dr. Doll. If Dr. Doll becomes unwilling or unable to serve as a Director, proxies may be voted for a substitute designated by the Board. The candidate receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the Annual Meeting will be elected as the Class II Director of the Company. Shares that are voted “withheld” and broker “non-votes” will have no effect on the election of this candidate. The Class II Director elected at the Annual Meeting will hold office until the annual meeting of stockholders in the year 2013 and until a successor, if any, is elected or appointed, or until his earlier death, resignation or removal.

The Board of Directors recommends a vote FOR the Director nominee named below.

Directors

Nominee for Re-Election	Age	Director Since	Class and Year Current Term Expires
Dixon R. Doll	67	1984	Class II – 2010
Other Directors
Frederick D. D’Alessio	61	2005	Class III – 2011
C. Nicholas Keating, Jr.	68	2001	Class III – 2011
David R. Laube	62	2001	Class I – 2012

Dixon R. Doll, Ph.D. has been a Director of NET since April 1984 and became the Company’s Chairman of the Board in August 2002. Dr. Doll co-founded DCM, an early stage technology venture capital firm where he has served as a general partner since its formation in 1996. He recently served as the chairman of the United States National Venture Capital Association for its 2008-2009 fiscal year. Dr. Doll holds a bachelor of science degree in electrical engineering from Kansas State University and master of science degree and Ph.D. in electrical engineering from the University of Michigan. Dr. Doll is also a director of Neutral Tandem, Inc. (NASDAQ: TNDM) and several privately held companies. The Company believes that Dr. Doll’s extensive communications industry experience and service as director of other public companies qualifies him to serve as a director of the Company. The Company also considered Dr. Doll’s prior experience on the Board and contributions to the Board in connection with his nomination.

Frederick D. D’Alessio has been a Director of NET since January 2005. From 2002 through 2007 he served as a General Partner of Capital Management Partners, a telecommunications consultancy. From 1971 to 2001, he held various management positions with Verizon Communications and its related entities, serving most recently as president of the Advanced Services Group for Verizon Communications, which included Verizon’s long distance, DSL and internet service provider businesses, from July 2000 to November 2001, and as group president, consumer services, for Bell Atlantic Communications from December 1998 to June 2000. Mr. D’Alessio received a BS in electrical engineering and an MS from the New Jersey Institute of Technology and an MBA from Rutgers University. He sits on the board of advisors of the Institute for Responsible Corporate Governance at Florida Gulf Coast University’s Lutgert College of Business, and on the board of directors of a privately held company. The Company believes that Mr. D’Alessio’s record of success in senior executive positions and prior service as director of other public companies, including, Aware, Inc. (through 2008) and Spirent plc (through 2006), qualifies him to serve as a director of the Company. The Company also considered Mr. D’Alessio’s prior experience on the Board and contributions to the Board in connection with his continued service.

C. Nicholas Keating, Jr. has served as NET’s President and CEO since July 2005 and as a Director of the Company since November 2001. From October 2000 to February 2004, Mr. Keating was President and CEO of IP Infusion, a software developer and licensor of advanced networking software for enhanced IP services. Previously, he was President and CEO of US SEARCH.com, a Web-based provider of on-line information services to individual, corporate and professional users. From 1993 to 1998, he was an advisor to a number of worldwide organizations, including AT&T and Lucent Technologies. From 1987 to 1993, he was a Vice President and corporate officer of NET. Mr. Keating is a member of the Board of Trustees of the Asian Art Museum Foundation of San Francisco and is a San Francisco City Commissioner and Vice Chair of the Asian Art Commission. He is also on the Board of Trustees of American University in Washington, D.C. Mr. Keating received his BA and MA from American University and was a Fulbright Scholar to Mexico. Prior to his business career, Mr. Keating worked in the State and Commerce Departments in international positions and served as a First Lieutenant in the United States Army. The Company believes that Mr. Keating’s experience as NET’s President and CEO, his prior record of success in senior executive positions with NET and other companies, and his prior service as director of other public companies, including Foundry Networks, Inc. (through 2008), qualifies him to serve as a director of the Company. The Company also considered Mr. Keating’s prior experience on the Board and contributions to the Board in connection with his continued service.

David R. Laube has been a Director of NET since April 2001. He is currently executive in residence for the school of business at the University of Colorado Denver. Mr. Laube spent 17 years as a senior executive at U S WEST (now Qwest Communications). Over his last five years at U S WEST, Mr. Laube was the Vice President and Chief Information Officer, leading the largest information technology organization in Colorado. Mr. Laube is a Phi Beta Kappa graduate of the University of Washington with a BA in finance, holds an MBA from the Wharton School of Business at the University of Pennsylvania, and is a CPA (inactive). In 2004, Mr. Laube was awarded an honorary doctorate by the University of Colorado. Mr. Laube is also a director of Tekelec (NASDAQ: TKLC). The Company believes that Mr. Laube’s record of success in senior executive positions and service as director of other public companies, including Tekelec (currently) and Carrier Access Corporation (through 2008), qualifies him to serve as a director of the Company. The Company also considered Mr. Laube’s prior experience on the Board and contributions to the Board in connection with his continued service.

PROPOSAL NO. 2 – RATIFICATION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company is asking the stockholders to ratify the selection of Deloitte & Touche LLP as its independent registered public accounting firm for the fiscal year ending March 25, 2011. The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.

In the event the stockholders fail to ratify the appointment, the Board will reconsider its selection. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent registered accounting firm at any time during the year if the Board determines that such a change would be in the best interest of the Company and its stockholders.

Deloitte & Touche LLP has audited the Company’s financial statements since inception. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make statements if they desire to do so, and are expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR Proposal No. 2.

INFORMATION REGARDING CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Code of Ethics and Corporate Governance Documents

The Company has adopted a Code of Business Conduct that applies to all Directors, officers and employees, including its principal executive officer, principal financial officer and controller. This Code of Business Conduct meets the requirements of the SEC Rules promulgated under Section 406 of the Sarbanes-Oxley Act of 2002 for a code of ethics. Our corporate governance documents, including our Corporate Governance Guidelines and our Code of Business Conduct, are available at our website (www.net.com) or in print to any stockholder who requests a copy.

Director Nomination

Criteria for Board Membership.  In recommending candidates for appointment or re-election to the Board, the Nominating/Corporate Governance Committee (referred to in the following discussion as the “Nominating Committee”) considers the appropriate balance of experience, skills and characteristics required of the Board, and seeks to ensure that at least a majority of the Directors are independent under the rules of the NASDAQ Stock Market, LLC (“NASDAQ”), that members of the Company’s Audit Committee meet the financial literacy requirements for audit committee members under NASDAQ rules, that at least one member of the Audit Committee has the accounting or related financial management expertise to qualify as a financially sophisticated audit committee member under NASDAQ rules, and that at least one member of the Audit Committee qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission (the “SEC”). Nominees for Director are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment and the industry in which it operates, willingness to devote adequate time to Board duties, the interplay of the candidate’s experience and skills with those of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any of its committees. In addition, no Director may serve on more than a total of six boards of directors of public companies (including service on the Company’s Board). While the Company has no formal diversity policy that applies to the consideration of Director candidates, the Company’s Corporate Governance Guidelines and the Charter of the Nominating Committee state that the Nominating Committee shall review committee assignments from time to time and shall consider the rotation of Chairs and members with a view toward balancing the benefits derived from the diversity of experience and viewpoints of the various Directors, and the Company expects that the Nominating Committee would apply this same criteria toward the consideration of Director candidates. The Company believes that diversity as applied to the Board includes not just race and gender but differences of viewpoint, experience, education, skills and other qualities or attributes that contribute to Board heterogeneity.

Stockholder Nominees.  The Nominating Committee will consider written proposals from stockholders for nominees for Director. Any such nominations should be submitted to the Nominating Committee c/o the Secretary of the Company and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of Common Stock that are owned beneficially and of record by such stockholders; and (c) appropriate biographical information and a statement as to the qualification of the nominee. Nominations should be submitted in the time frame described in the Bylaws of the Company and under the caption “Stockholder Proposals for 2011 Annual Meeting” below.

Process for Identifying and Evaluating Nominees.  In connection with each Director nomination recommendation, the Nominating Committee will consider the issue of continuing Director tenure and take appropriate steps to ensure that the Board maintains an openness to new ideas and a willingness to critically re-examine the status quo. An individual Director’s re-nomination is dependent upon such Director’s performance as evaluated by the Nominating Committee. Provided a Director’s performance has been satisfactory, the Nominating Committee will ordinarily renominate incumbent Directors who continue to be qualified for Board service and are willing to continue as Directors. At such time as candidates are required for nomination to the Board, such as if an incumbent Director is not standing for re-election, the Nominating Committee will seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the Board, senior management of the company and, if the Nominating Committee deems appropriate, a third-party search firm. The Nominating Committee will evaluate each candidate’s qualifications and candidates will be interviewed by at least one member of the Nominating Committee. Candidates meriting serious consideration will meet with the other members of the Board, who will provide input to the Nominating Committee. Based on this information, the Nominating Committee will evaluate which of the prospective candidates is qualified to serve as a Director and whether the committee should recommend to the Board that this candidate be appointed to fill a current opening on the Board, or presented for the approval of the stockholders, as appropriate. The Company has never received a proposal from a stockholder to nominate a Director. Although the Nominating Committee has not adopted a formal policy with respect to the evaluation of stockholder nominees, the Company expects that the evaluation process for a stockholder nominee would be similar to the process outlined above.

Board Nominee for the 2010 Annual Meeting.  The nominee listed in this Proxy Statement is a current Director standing for re-election, was recommended for selection by the Nominating Committee, and was selected by the Board.

Board Committees and Meetings

There are currently three committees of the Board:  the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee. Compensation is paid and equity is awarded as set forth below to members of each committee, all of whom are independent non-employee Board members. Membership in the committees is set forth in the table below.

Committee
Board Member	Audit	Compensation	Nominating/ Corporate Governance
Frederick D. D’Alessio	Member	Chair	Member
Dixon R. Doll	Member	Member	Member
David R. Laube	Chair	Member	Chair

The purpose of the Audit Committee is to assist in the oversight by the Board of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s independent auditor; and prepare the report of the Committee to be included in the Company’s annual proxy statement.

The Compensation Committee has direct responsibility to review and approve the compensation of the Company’s CEO; make recommendations to the Board with respect to non-CEO compensation, incentive-compensation, and equity-based plans; and produce an annual report on executive compensation for inclusion in the proxy statement for the Company’s annual meeting. The Compensation Committee’s processes and procedures for the consideration and determination of executive compensation are discussed in further detail under “Compensation Discussion and Analysis” below.

The purpose of the Nominating/Corporate Governance Committee is to identify individuals qualified to serve as members of the Board, recommend for selection by the Board nominees for election as Directors of the Company, evaluate the Board’s performance, develop and recommend to the Board a set of corporate governance principles applicable to the Company, and provide oversight with respect to corporate governance.

Each of the three committees operates under a written charter adopted by the Board. The charters are available at our website (www.net.com) or in print to any stockholder who requests a copy.

During the fiscal year ended March 26, 2010, the Board held six meetings, the Audit Committee held four meetings, the Compensation Committee held nine meetings, and the Nominating/Corporate Governance Committee held one meeting. Each incumbent Director attended 75% or more of the aggregate number of meetings of each of the Board and the Committees on which he served during the fiscal year. The Board schedules regular executive sessions in which non-management Directors meet without management participation. Such meetings are presided over by the Chairman of the Board or another non-management Director designated by the Chairman of the Board. The Company encourages all Directors to attend the annual stockholder meetings, though none of our Non-Employee Directors were able to attend the 2009 annual meeting of stockholders.

Director Independence; Financial Experts

Messrs. D’Alessio, Doll, and Laube have no business, commercial, legal or accounting relationships with the Company (either directly or as a partner, shareholder or officer of an organization that has such a relationship with the Company) other than as members of the Board and holders of Company stock and stock options, and the Board has determined that each of them is “independent” within the standards of NASDAQ rules. There are no family relationships among executive officers and/or Directors of the Company. The Board has determined that each member of the Audit Committee meets the standards for independence of audit committee members under SEC rules, and that Messrs. Doll and Laube are each an “audit committee financial expert” as defined under SEC rules.

Risk Management

One of the Board’s functions is oversight of risk management. The Board implements its risk oversight responsibilities by having management provide periodic briefing and informational sessions on the significant voluntary and involuntary risks that the Company faces and how the Company is seeking to control risk. The members of the Board bring to NET significant risk-assessment and risk-management experience, and the Board takes an active oversight role – as a whole and also at the committee level. In some cases, as with risks of new technology and risks related to product acceptance, risk oversight is addressed as part of the full Board’s engagement with the CEO and management. In other cases, a Board committee is responsible for oversight of specific risk topics. The Board regularly reviews information regarding the Company’s credit, liquidity, operations, reputation and business strategy, as well as the associated risks. The Audit Committee oversees the manner in which management assesses, monitors, and manages its risk exposure and the adequacy of the Company’s risk management activities. The Compensation Committee is responsible for overseeing the management of risks related to the Company’s executive compensation policies and practices. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. The Board also considers risk management when making committee appointments, when selecting the Chairman, and when reviewing the role of Chief Executive Officer.

Communications with Directors

Persons who wish to communicate with our Directors, to report complaints or concerns related to accounting, internal accounting controls or auditing, or to make their concerns known to non-management Directors, may do so using our Whistleblower System. A complaint or concern may be submitted either online through the Whistleblower System at the Internet address www.net.com/wb, or by mail addressed to the Whistleblower Compliance Officer, c/o Legal Dept., Network Equipment Technologies, Inc., 6900 Paseo Padre Parkway, Fremont, CA 94555.

Director Compensation

Non-employee Directors each receive $35,000 per year for serving on the Board, $10,000 per year for serving on the Audit Committee, and $5,000 per year for serving on each other standing committee of the Board. The Chairman of the Board receives an additional $20,000 per year for serving in that capacity, and each Committee Chairperson receives an additional $5,000 per year for serving in that capacity. Non-employee Directors are eligible for reimbursement of expenses for attending Board and Committee meetings.

Under the Board compensation program in effect during fiscal 2010, each non-employee Director, on the Monday immediately following the annual meeting, received an automatic restricted stock award of 10,000 shares of Common Stock, vesting on August 5 of the year following the date of grant (or, if earlier, the day before the annual stockholder meeting in such year). If an award recipient dies while serving on the Board, the award shall nonetheless vest in full on the scheduled vest date. The equity compensation of the Board will be increased beginning in fiscal 2011 to 15,000 shares to each Director, in order to provide equity compensation that is comparable to other similarly situated companies. The other terms of the equity compensation program will remain unchanged.

The following table shows the compensation of non-employee Directors for their services in fiscal 2010.

NON-EMPLOYEE DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	Total
Frederick D. D’Alessio	$60,000	$59,900	—	$119,900
Dixon R. Doll	75,000	59,900	—	134,900
David R. Laube	60,000	59,900	—	119,900

(1)

Amounts reported do not reflect compensation actually received by the Director. Instead, the dollar value shown is the grant date fair value calculated under FASB ASC Topic 718. See Note 9 of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 26, 2010 for assumptions underlying the calculation of the stated value of the awards. Pursuant to SEC rules, the amounts shown assume that there will be no service-based forfeitures of awards.

(2)

We no longer issue stock options to our non-employee Directors. At fiscal year end, the aggregate number of option awards outstanding for each Director was:  Mr. D’Alessio, 102,999 shares; Dr. Doll, 148,000 shares; and Mr. Laube, 167,334 shares.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was at any time during fiscal 2010, or any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the Board of Directors or compensation committee of any entity that has an executive officer serving as a member of the Board or the Compensation Committee.

STOCK OWNERSHIP OF FIVE PERCENT STOCKHOLDERS, DIRECTORS, AND EXECUTIVE OFFICERS

The following table sets forth certain information as of June 11, 2010 (except as otherwise noted), regarding ownership of the Company’s Common Stock by (i) each person known by the Company to be the beneficial owner of five percent (5%) or more of the Company’s Common Stock, (ii) each Director, including the nominee for Director, (iii) each current executive officer of the Company who is also named in the Summary Compensation Table (each, a “Named Executive Officer”), and (iv) all Directors and executive officers of the Company as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated in the table, the address of each individual listed in the table is Network Equipment Technologies, Inc., 6900 Paseo Padre Parkway, Fremont, CA 94555.

Five Percent (5%) Stockholders, Directors, Named Executive Officers, and all Directors and Executive Officers as a Group	Approximate Number of Shares	Percentage of Outstanding Shares
5% Stockholders
Kopp Investment Advisors, LLC (1)	4,238,270	14.1%
Stafford Capital Management, LLC, Pacific Management, Ltd.(2)	2,792,740	9.3%
Royce & Associates, LLC (3)	2,574,887	8.6%
BlackRock, Inc. (4)	2,258,816	7.5
ClearBridge Advisors, LLC (5)	1,770,797	5.9%
Directors and Executive Officers
Frederick D. D’Alessio (6)	102,999	*
Dixon R. Doll (7)	308,597	1.0%
James Fitzpatrick (8)	34,916	*
Talbot A. Harty (9)	146,816	*
C. Nicholas Keating, Jr. (10)	562,863	1.9%
David R. Laube (11)	217,334	*
Francois Le (12)	91,938	*
David Wagenseller (13)	58,519	*
All Executive Officers and Directors as a group (10 persons) (14)	1,809,679	6.0%

* Represents less than 1% of the outstanding shares.

(1)

This information was acquired from publicly available information filed with the SEC as of May 2, 2010. Based on this filing, Kopp Investment Advisors, LLC has sole voting power as to the shares listed, which constitute 14.1% of the outstanding Common Stock. Kopp Holding Company, LLC reports indirect beneficial ownership, but no voting or dispositive power as to an additional 118,685 shares. The address for the stockholder is c/o Kopp Investment Advisors, LLC, 7701 France Avenue South, Suite 500, Edina, MN 55435.

(2)

This information was acquired from publicly available information filed with the SEC as of May 11, 2010 and information provided directly to the Company by the stockholder. Based on this information, Stafford Capital Management, LLC (“SCM”) has sole voting and dispositive power as to all the shares listed. SCM reports 2,667,740 shares are held in investment advisory client accounts.  Pacific Management, Ltd. reports sole voting and dispositive power as to 125,000 of the shares listed, which are owned by Pacific Asset Partners.  Pacific Management, Ltd. is the registered Advisor for Pacific Asset Partners and disclaims beneficial ownership as to such 125,000 shares except to the extent of its pecuniary interest therein. The address for these entities is Stafford Capital Management, Two Embarcadero Center, Suite 1340, San Francisco, CA  94111.

(3)

This information was acquired from publicly available information filed with the SEC as of May 17, 2010. Based on this filing, Royce & Associates, LLC has sole voting and dispositive power as to all the shares listed. The address for Royce & Associates, LLC is 745 Fifth Avenue, New York, NY 10151.

(4)

This information was acquired from publicly available information filed with the SEC as of January 29, 2010.   Based on this filing, BlackRock, Inc. has sole voting and dispositive power as to all the shares listed. The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(5)

This information was acquired from publicly available information filed with the SEC as of February 11, 2010. Based on this filing, ClearBridge Advisors, LLC has sole voting power with respect to 1,358,642 shares and dispositive power as to all the shares listed. The address for ClearBridge Advisors, LLC is 620 8th Avenue, New York, NY 10018.

(6)

Consists of 102,999 shares issuable under options exercisable within 60 days of the Record Date.

(7)

Includes 148,000 shares issuable under options exercisable within 60 days of the Record Date. Also includes 4,800 shares owned by International Synergies, Ltd., a corporation in which Dr. Doll has a beneficial interest.

(8)

Includes 31,250 shares issuable under options exercisable within 60 days of the Record Date.

(9)

Includes 131,850 shares issuable under options exercisable within 60 days of the Record Date.

(10)

Includes 508,250 shares issuable under options exercisable within 60 days of the Record Date.

(11)

Includes 167,334 shares issuable under options exercisable within 60 days of the Record Date.

(12)

Includes 76,875 shares issuable under options exercisable within 60 days of the Record Date.

(13)

Includes 11,500 shares issuable under options exercisable within 60 days of the Record Date.

(14)

Includes 1,449,120 shares issuable under options exercisable within 60 days of the Record Date, consisting of 1,178,058 shares issuable under options held by individuals listed in the table as detailed in notes (6) through (13) above and 271,062 shares issuable under options held by two additional executive officers not listed in the table.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the securities laws of the United States, the Company’s Directors, executive officers and any persons holding more than 10% of the Company’s Common Stock are required to report initial ownership of the Common Stock and any subsequent changes in ownership to the SEC. Specific due dates have been established by the SEC and the Company is required to disclose in this Proxy Statement any failure to file by these dates. Based upon (i) the copies of Section 16(a) reports which the Company received from such persons for their fiscal 2010 transactions, and (ii) the written representations received from one or more of such persons, the Company believes that there has been compliance with all Section 16(a) filing requirements applicable to such officers, Directors and 10% beneficial owners for fiscal 2010.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis explains our compensation philosophy, objectives, policies and practices with respect to our Chief Executive Officer, our Chief Financial Officer, and our other three most highly-compensated executive officers, as determined in accordance with applicable SEC rules and as set out in the “Summary Compensation Table” below. We collectively refer to these five individuals as our “Named Executive Officers.”

Compensation Committee

The Company’s executive compensation programs are administered by the Compensation Committee of the Board (the “Committee”). As described in more detail below, the Committee’s responsibilities include establishing the general compensation policies for all employees and overseeing the specific compensation for officers of the Company, including the Chief Executive Officer. The Committee reviews these compensation programs and makes annual adjustments as appropriate to accomplish its objectives. During fiscal 2010, the Committee met nine times and no member of the Committee was at any time during fiscal 2010, or any other time, an executive officer of the Company. The Charter of the Committee is available on our website (www.net.com) on the “Investor Relations” pages under “Corporate Governance.”

The Committee Charter permits the Committee to retain, and terminate as necessary, a compensation consultant. During fiscal 2010, the Committee retained Compensia, LLC as an outside consultant to provide the Compensation Committee and Human Resources Department with a compensation assessment, including competitive data and an analysis of best practices with respect to base salaries, incentive bonuses and equity awards.

In making compensation decisions, the Committee considers certain competitive data as it relates to other peer group companies. In fiscal 2010, these companies included: Acme Packet, Airspan Networks, Aruba Networks, BigBand Networks, Communications Systems, Digi International, Ditech Networks, EF Johnson Technologies, iPass, LiveWire Mobile, NetScout Systems, Network Engines, Occam Networks, PC-TEL, ShoreTel, SonicWALL, Sycamore Networks, VASCO Data Security, Veraz Networks, and Zhone Technologies. The competitive data focuses on high technology companies in the United States, primarily in the networking industry with annual revenues of approximately $50 million to $200 million, including many in the “Silicon Valley” area of California, where the Company is headquartered.

Risk Analysis of Compensation Plans

The Committee considers the risks and rewards associated with the Company’s compensation policies and practices, including the safeguards that have been put in place to identify and mitigate, if necessary, potential risks. The Company’s compensation policies and practices are designed to encourage our employees, including executive officers, to remain focused on both the short and long-term goals of the Company, while at the same time discouraging employees from taking unnecessary and excessive risks that could ultimately threaten the value of the Company.

Role of Executives

In setting the compensation levels of executive officers, including the CEO, the Committee works with the Company’s Human Resources Department, which reports to the CEO. In setting the compensation for executive officers besides the CEO, the Committee seeks recommendations from the CEO, supported by the information provided by the Human Resources Department and the outside consultant. The Committee makes all final decisions regarding executive compensation and acts in its sole discretion, except that all other independent Directors, if any, who are not members of the Committee also participate in decisions regarding CEO compensation.

Executive management is not involved in making recommendations for Mr. Keating’s compensation as CEO, but the Company’s Human Resources Department and its outside consultant provide the same types of compensation surveys and other competitive data as for the other officers, and the outside consultant may make recommendations to the Committee. The Committee considers this data and other factors that may include the financial performance of the Company and Mr. Keating’s success in meeting strategic goals.

Objectives of the Company’s Executive Compensation Program

The Company’s executive compensation programs are intended to meet the following objectives:

•

aid in attracting and retaining executive officers with competitive total compensation packages that take into account compensation practices of competing companies;

•

provide incentives to executive officers to achieve high levels of individual and Company performance;

•

help to provide an environment throughout the Company of goals and rewards for performance; and

•

align the financial interests of executive officers with those of stockholders by providing equity-based, long-term incentives.

These objectives, and our general compensation philosophy, are reviewed on an annual basis and updated as appropriate.

What the Compensation Program is Designed to Reward

The Company’s executive compensation program is designed to reward the success of our executive officers in attaining key operating objectives, primarily as a management team, such as growth in revenues and earnings, and ultimately an increased market price for our common stock. Our programs are geared for short- and long-term performance with the goal of increasing stockholder value over the long-term.

In general, cash compensation components, particularly those that are incentive-based, are intended to reward both corporate-wide and individual performance. In rewarding corporate-wide performance, our intent is to ensure that each executive officer works toward accomplishing corporate-wide success factors. In rewarding individual performance, our intent is to ensure that significant individual contributions are rewarded commensurately with their individual value. We may also provide rewards to executive officers, either as a group or individually, for achieving specifically indentified objectives. For sales personnel, including at the executive level, most incentive compensation is in the form of sales commissions, intended to reward sales bookings.

Equity awards inherently provide reward for an increase in stockholder value, as the value of the awards increases directly with increases in the market price for our common stock. Aside from this inherent characteristic, we have generally not made the vesting of equity awards dependent on performance, but vesting of equity awards is generally service-based, requiring that the executive officer remain with the Company and continue to build stockholder value.

Elements of Compensation and Why Each Element is Paid

There are three primary components of the Company’s executive officer compensation: 1) base salary; 2) incentive cash compensation; and 3) equity awards. Our approach is to view each of these components both separately and collectively, to ensure that each component of compensation and the aggregate individual compensation meet our objectives. The Committee does not have a policy for allocating target compensation among the various elements in any particular ratio, but generally attempts to provide an allocation similar to that used by the other companies with whom the Company competes for executive talent using the peer data provided by the outside consultant.

For fiscal 2010, the Committee reviewed compensation market trends, as applicable to historical competitive market data, for the three primary components of the Company’s executive officer compensation:  base salary, incentive cash compensation, and equity awards.

Base Salary

The base salary for executive officers is targeted at the fiftieth (50th) percentile of salaries for comparable positions in peer companies that generally compete with the Company for executive talent. The target for individual positions may be adjusted up or down, as the Committee deems appropriate, for the value of the individual’s experience, performance and skill set, and to provide some relative consistency among the officers. The Company’s performance does not play a large role in the determination of base salary, except to the extent that poor financial performance may limit the Company’s ability to increase salaries.

In fiscal 2010, the Committee determined that it would not be appropriate to implement changes to the base salaries, based on a review of compensation market trends and taking into account the Company’s financial performance. The Committee decided that it would, however, consider adjustments to base salaries based on specific factors such as increased responsibilities. In January 2010, following Mr. Wagenseller’s assumption of the role of principal financial and accounting officer upon the departure of the former Chief Financial Officer, the Committee increased his annual base salary from $205,000 to $215,000, reflecting the increased responsibilities. Also in January 2010, the Committee increased the annual base salary of Mr. Harty from $275,000 to $285,000, reflecting the expansion of his product development responsibilities to include the service organization along with all of the Company’s product lines.

In establishing the annual base salary of Mr. Fitzpatrick, hired as Vice President of Federal Sales in April 2010, at $225,000, the Committee considered (i) his predecessor’s base salary, (ii) his salary at his former employer, and (iii) a review of historical market data among the Company’s compensation peer group companies, particularly with regards to the 50th percentile of comparable positions.

Throughout fiscal 2010, the Company continued a temporary salary reduction program, under which most of the Company’s salaried U.S. employees received reduced cash salaries, approximately offset with quarterly awards of Company stock in amounts intended to approximate the value of foregone salary. Under the program, the salary of the CEO was reduced 15%, the salaries for the other executive officers (including the Named Executive Officers) were reduced 10%, and the salaries of most other U.S. employees were reduced 7.5%. As a result of the temporary salary reduction program, and due to the timing of the implementation of salary changes made during the year, the amounts of salary paid to the Named Executive Officers shown in the Summary Compensation Table below are generally below their current base salary amounts.

Incentive Cash Compensation

In recent years, the Company has not implemented any formal bonus plans, but has retained the discretion to pay discretionary year-end bonuses to employees who are not on a compensation program based on sales commissions or defined objectives. To assist with financial planning, the Company may develop annual bonus guidelines, based on certain financial goals, such as revenue, profitability and cash balances, with a focus on key Company-wide performance goals that the Company believes would support the payment of bonuses. The Committee has the discretion to determine specific bonus amounts, which may also be based on individual performance.

Regarding incentive cash compensation for performance in fiscal 2010, the Committee considered implementing a structure for guidelines that would be considered in determining discretionary bonuses for employees other than those on a sales compensation plan. The Committee discussed the same factors considered in prior years, namely total revenue, income, and gross margins, but did not establish specific parameters. No incentive cash payments were made in fiscal 2010, based on Company performance.

Sales personnel, including Messrs. Fitzpatrick and Le, participate in commission-based compensation programs. In fiscal 2010, Messrs. Fitzpatrick and Le each received commissions based on total bookings and revenue derived under their supervision. These commission programs represent a material part of their target cash compensation package, and the Committee believes that the target incentive cash compensation is appropriate and comparable to those provided to similarly situated sales officers of high technology companies of comparable size and market capitalization. For Mr. Fitzpatrick, the Committee approved a commission program for fiscal 2010 based on the level of product bookings and revenue for the Federal Government business, with a target payment of $200,000 at 100% of plan. Mr. Fitzpatrick received actual payments of $152,851 under this program. For Mr. Le, the Committee approved commission programs for fiscal 2010 based on the level of product bookings and revenue for the commercial business, with a target payment of $120,000 at 100% of plan. Mr. Le received actual payments of $69,855 under this program.

In addition to the broad-based incentive programs described above, the Committee has from time to time approved special bonus incentives for particular officers, generally in connection with specific projects. Accordingly, in early fiscal 2010, the Committee authorized a sales promotion incentive fund for payment of supplemental commissions to be split among Federal sales personnel and Mr. Fitzpatrick for sales of specific products from inventory.

Equity Awards

The Company grants stock options and restricted stock awards to executive officers, which provide them with incentives to maximize stockholder value and manage the Company from the viewpoint of our stockholders by providing the executive officers with an equity stake in the Company. The Committee typically grants stock options to newly hired officers and uses a combination of stock options and restricted stock as a supplemental form of equity incentive in each year of subsequent employment. In determining the number of shares awarded to executive officers, as well as the associated vesting schedules, the Committee considers various factors primarily relating to the responsibilities of the individual officers, their expected future contributions, the number of option shares held by the officer that are subject to vesting, and the vesting schedules and exercise prices of such shares or options. In addition, the Committee examines the level of equity incentives held by each executive officer relative to the other executive officers’ equity positions and their tenure, responsibilities, experience and value to the Company. The Committee generally does not give significant weight to prior awards that are fully vested, as they do not provide significant retention.

Early in fiscal 2010, the Committee reviewed comparable market data for executives in peer companies in relation to total compensation packages and the current equity positions of each executive officer, and considered new option grants to each of the Company’s Named Executive Officers to bring their total long-term compensation potential closer to the 50th percentile of the comparative data. The Committee also considered that many of the unvested options held by the executive officers had exercise prices at or above the current market price of the Company’s stock, thereby negating or limiting their value, both in terms of immediately determinable value and perceived future value that would otherwise serve as a retention aid. This review resulted in grants of stock options to Mr. Keating in the amount of 60,000 shares, Mr. Harty in the amount of 50,000 shares, Mr. Le in the amount of 40,000 shares, Mr. Wagenseller in the amount of 10,000 shares, and Mr. McGrath in the amount of 40,000 shares.  Later in fiscal 2010, following various shifts in responsibility, the Committee reviewed the subjective factors identified above, specifically the responsibilities of the individual executive officers, their expected future contributions, the number of option shares held by the executive officer that are subject to vesting, and the vesting schedules and exercise prices of the shares or options held by the executive officer, and made additional grants of stock options to Mr. Harty in the amount of 30,000 shares, Mr. Le in the amount of 20,000 shares, and Mr. Wagenseller in the amount of 25,000 shares.

Messrs. Keating, Harty, Le, Wagenseller and McGrath also each received restricted stock grants to offset the temporary salary reduction imposed throughout fiscal 2010, as discussed above under “Base Salary.”

Mr. Fitzpatrick, at the time of his hire, received a grant of stock options exercisable for 100,000 shares vesting over four years and a grant of 5,000 shares of restricted stock vesting over one year, based on continued employment.

The Company’s practices for the timing of stock option awards require that the exercise price of any option not be set until all required action has occurred for the option to be effective and the Committee generally specifies that grants of stock options are to be effective after financial results for the quarter have been disclosed, though the Committee could grant stock options at other times. The Company does not have stock ownership guidelines. The Company’s insider trading policies prohibit short sales of the Company’s Common Stock.

In August 2009, the Company’s stockholders approved two option exchange programs, one for employees other than the Named Executive Officers and Directors (the “Employee Option Exchange Program”), and one for our Named Executive Officers and Directors (the “Officers and Directors Option Exchange Program”). As described in our proxy statement for the 2009 Annual Meeting of Stockholders, the Employee Option Exchange Program was intended to grant a ‘value-for-value’ exchange such that, in the aggregate, the value of the out-of-the-money options tendered would approximate the value of the restricted stock awarded in exchange. Mr. Wagenseller, our current CFO, participated in the Employee Option Exchange Program in September 2009, prior to becoming a Named Executive Officer in November 2009. On September 11, 2009, he tendered four out-of-the-money options for a total of 66,000 shares in exchange for four awards of restricted stock totaling 16,817 shares. Based on the parameters for participation determined as a result of the stock and exercise prices at the time of approval, the Company elected not to commence the Officers and Directors Option Exchange Program and does not expect to commence it prior to the expiration of the stockholders’ authorization in August 2010.

Other Elements of Compensation

Executive officers also participate in our other benefit plans on the same terms as our other employees. These plans include medical and dental insurance, life and disability insurance, and, to the extent offered, Company contributions to each participating employee's 401(k) plan. There are no benefits available to executive officers that are not available to other eligible employees, except that we do maintain severance and change of control arrangements with some of our executive officers, as described below in the section entitled “Employment Contracts; Change in Control Arrangements” and we may offer automobile allowances, reimbursements for financial advisory services, and, in the case of the CEO, reimbursement for expenses of renting a local apartment. We offer these benefits to attract and retain executive officers. The Company does not offer pension or nonqualified deferred compensation plans.

During fiscal 2010, in light of the ongoing poor economic climate, the Company, with the concurrence of the Committee, continued a number of cost-savings measures affecting the Company’s fringe benefit offerings, which the Company initially instituted in fiscal 2009. These included a temporary suspension of the Company’s matching contributions to its 401(k) plan and reduction of the maximum accrual of sick and vacation time.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code (the “Code”) limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to executive officers named in the Summary Compensation Table in a taxable year. Compensation above $1 million may be deducted if it is “performance based” within the meaning of the Code. The Compensation Committee currently intends to manage its executive compensation program so as to preserve the related federal income tax deductions, although individual exceptions may occur.

Accounting Matters

The Committee also considers the accounting and cash flow implications of various forms of executive compensation. In our financial statements, we record salaries and bonuses as expenses in the amount paid, or to be paid, to the Named Executive Officers. Accounting rules also require us to record an expense in our financial statements for equity awards, even though equity awards are not paid as cash to employees. The accounting expense of equity awards to employees is calculated in accordance with FASB ASC Topic 718. The Committee believes, however, that the many advantages of equity compensation, as discussed above, more than compensate for the non-cash accounting expense associated with them. We currently amortize compensation expense associated with equity awards over the award’s requisite service period and establish fair value of equity awards in accordance with applicable accounting standards.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on such review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Report on Form 10-K for the fiscal year ended March 26, 2010.

Compensation Committee Members

Frederick D. D’Alessio, Chairperson
Dixon R. Doll
David R. Laube

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary of Cash and Certain Other Compensation

The following table sets forth information regarding the compensation earned by the Company’s CEO, the Company’s chief financial officers (“CFOs”) who served during fiscal 2010, and other Named Executive Officers during fiscal 2010, fiscal 2009, and fiscal 2008, all of whom, except Mr. McGrath who resigned as the Company’s CFO in November 2009, were serving in such capacities at the end of fiscal 2010.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation		All Other Compensation (2)	Total (3)
C. Nicholas Keating, Jr. President and Chief Executive Officer	2010	$352,750	$ —	$62,250	$211,344	$ —		$42,680	$699,024
	2009	415,000	—	119,999	237,330	—		44,757	817,086
	2008	414,712	—	—	813,848	—		43,517	1,272,077
David Wagenseller Vice President and Chief Financial Officer (4)	2010	191,048	—	136,064	120,364	—		1,183	448,659
James Fitzpatrick Vice President, Federal Sales	2010	208,558	—	18,450	212,610	152,851	(5)	2,443	594,412
Talbot A. Harty Vice President and Chief Development Officer	2010	248,885	—	27,747	278,288	—		1,031	555,951
	2009	264,923	—	23,998	94,932	—		4,603	388,456
	2008	249,808	25,000	—	290,660	—		4,271	569,739
Francois Le Vice President, Global Sales	2010	180,000	—	19,998	209,008	69,855	(5)	2,069	480,930
John F. McGrath, Jr. (6) Former Vice President and Chief Financial Officer	2010	256,442	—	20,624	140,896	—		28,967	446,929
	2009	275,000	—	26,998	106,799	—		9,154	417,951
	2008	274,808	80,000	—	174,396	—		9,066	538,270

(1)

Amounts reported as the dollar value of stock and option awards do not reflect compensation actually received by the Named Executive Officer. Instead, the amount reported is the grant date fair value calculated under FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown assume that there will be no service-based forfeitures of awards. See Note 9 of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 26, 2010 for assumptions underlying the calculation of the stated value of the awards.

(2)

The amounts shown for Mr. Keating include  reimbursement for rental of a local apartment ($22,000, $19,000, and $17,760 in fiscal 2010, 2009 and 2008, respectively), automobile allowance ($7,200 each year), matching contribution by the Company to its 401(k) plan ($3,500 in each of fiscal 2009 and 2008), and premiums for supplemental group life insurance ( $12,680, $15,057, and $15,057 in fiscal 2010, 2009, and 2008, respectively). Amounts shown for other executive officers besides Mr. McGrath consist of premiums for supplemental group life insurance and, in fiscal 2009 and 2008, matching contributions by the Company to its 401(k) plan of $3,500 per year (the Company did not make matching contributions to its 401(k) plan in fiscal 2010). See note (6) for detail regarding amounts shown for Mr. McGrath.

(3)

See note (1) regarding the dollar value of awards included in the total.

(4)

Mr. Wagenseller was promoted to the role of principal financial officer in November 2009.

(5)

Represents amounts paid as sales commissions.

(6)

Mr. McGrath left the Company in November 2009. The amount listed for Mr. McGrath as all other compensation consists of vacation paid out upon his departure ($24,447 in fiscal 2010), automobile allowance ($3,200, $4,800 and $4,800 in fiscal 2010, 2009 and 2008, respectively) premiums for supplemental group life insurance ($670, $854, and $766 in fiscal 2010, 2009 and 2008, respectively), reimbursements for financial advisory services ($650 in fiscal 2010), and matching contributions by the Company to its 401(k) plan ($3,500 in each of fiscal 2009 and 2008).

GRANTS OF PLAN-BASED AWARDS

The following table shows all plan-based awards granted to the Named Executive Officers in fiscal 2010.

Name	Grant Date	Authorization Date	All Other Stock Awards: No. of Shares of Stock or Units		All Other Option Awards: No. of Securities Underlying Options		Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
C. Nicholas Keating, Jr.	5/18/09	3/24/09	8,435	(2)	—		—	$31,125
	8/17/09	7/15/09	—		60,000	(4)	$5.99	$211,344
	11/2/09	10/15/09	4,803	(2)	—		—	$15,562
	2/1/10	10/15/09	3,428	(2)	—		—	$15,563

David Wagenseller	5/18/09	3/24/09	2,083	(2)	—		—	$7,686
	8/17/09	7/15/09	—		10,000	(4)	$5.99	$35,224
	9/11/09	6/15/09	16,817	(3)	—		—	$120,503
	11/2/09	10/15/09	1,186	(2)	—		—	$3,843
	2/1/10	10/15/09	888	(2)	—		—	$4,032
	3/8/10	3/8/10	—		25,000	(4)	$5.60	$85,140

James Fitzpatrick	5/18/09	3/24/09	—		100,000	(4)	$3.69	$231,060
	5/18/09	3/24/09	5,000		—		—	$18,450

Talbot A. Harty	5/18/09	3/24/09	3,726	(2)	—		—	$13,749
	8/17/09	7/15/09	—		50,000	(4)	$5.99	$176,120
	11/2/09	10/15/09	2,122	(2)	—		—	$6,875
	2/1/10	10/15/09	1,569	(2)	—		—	$7,123
	3/8/10	3/8/10	—		30,000	(4)	$5.60	$102,168

Francois Le	5/18/09	3/24/09	2,710	(2)	—		—	$10,000
	8/17/09	7/15/09	—		40,000	(4)	$5.99	$140,896
	11/2/09	10/15/09	1,543	(2)	—		—	$4,999
	2/1/10	10/15/09	1,101	(2)	—		—	$4,999
	3/8/10	3/8/10	—		20,000	(4)	$5.60	$68,112

John F. McGrath, Jr.	5/18/09	3/24/09	3,726	(2)	—		—	$13,749
	8/17/09	7/15/09	—		40,000	(4)	$5.99	$140,896
	11/2/09	10/15/09	2,122	(2)	—		—	$6,875

(1)

The grant date fair value of the equity awards was calculated under FASB ASC Topic 718.

(2)

These awards were granted in connection with the Company’s temporary salary reduction program, as described under “Compensation Discussion and Analysis –Elements of Compensation and Each Element is Paid – Base Salary,” above.

(3)

Mr. Wagenseller, our current CFO, participated in the Employee Option Exchange Program in September 2009, prior to becoming a Named Executive Officer in November 2009.  On September 11, 2009, he tendered four out-of-the-money options for a total of 66,000 shares in exchange for four awards of restricted stock totaling 16,817 shares.

(4)

Vests over four years, with 25% vesting one year from the grant date and the balance vesting monthly on a pro rata basis thereafter.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows all outstanding equity awards held by the Named Executive Officers as of the end of fiscal 2010.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options			Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)
	(#) Exercisable	(#) Unexercisable
C. Nicholas Keating, Jr.						—	—
	3,000	—		$5.37	4/16/2012
	16,000	—		$3.40	8/13/2012
	4,000	—		$8.34	8/12/2013
	1,000	—		$7.08	5/18/2014
	8,000	—		$6.71	8/10/2014
	100,000	—		$4.55	7/25/2015
	183,333	36,667	(2)	$5.43	10/30/2016
	99,166	40,834	(2)	$10.75	5/7/2017
	45,833	54,167	(2)	$4.38	5/5/2018
	—	60,000	(2)	$5.99	8/17/2016

David Wagenseller						13,488	$72,161
	1,000	—		$4.69	8/1/2015
	10,500	—		$4.60	12/5/2015
	—	10,000	(2)	$5.99	8/17/2016
	—	25,000	(2)	$5.60	3/8/2017

James Fitzpatrick	—	100,000	(2)	$3.69	5/18/2019	1,250	$6,688

Talbot A. Harty						—	—
	33,000	—		$10.36	11/10/2013
	7,000	—		$6.91	7/19/2014
	4,433	—		$4.69	8/1/2015
	11,167	—		$4.59	10/11/2015
	11,666	2,334	(2)	$5.43	10/30/2016
	35,416	14,584	(2)	$10.75	5/7/2017
	18,333	21,667	(2)	$4.38	5/5/2018
	—	50,000	(2)	$5.99	8/17/2016
	—	30,000	(2)	$5.60	3/8/2017

Francois Le						1,250	$6,688
	67,500	22,500	(2)	$7.30	3/5/2017
	—	40,000	(2)	$5.99	8/17/2016
	—	20,000	(2)	$5.60	3/8/2017

John F. McGrath, Jr. (3)						—	—
	50,000	—		$3.00	11/9/2011
	10,000	—		$3.63	11/9/2011
	35,000	—		$5.79	11/9/2011
	40,000	—		$6.71	11/9/2011
	40,000	—		$4.69	11/9/2011
	100,000	—		$3.16	11/9/2011
	18,125	—		$10.75	11/9/2011
	16,875	—		$4.38	11/9/2011

(1)

The market value is based on the market closing price of the Common Stock on March 26, 2010, which was $5.35 per share.

(2)

Vests over four years, with 25% vesting one year from the grant date and the balance vesting monthly on a pro rata basis thereafter.

(3)

Under the terms of his separation agreement, Mr. McGrath’s equity awards that were exercisable as of the date of his termination remain exercisable for two years after such termination.

OPTION EXERCISES AND STOCK VESTED

The following table shows all stock options exercised and the vesting of all stock awards held by the Named Executive Officers during fiscal 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
C. Nicholas Keating, Jr.	—	—	23,516	$104,053
James Fitzpatrick	—	—	3,750	$18,150
Talbot A. Harty	—	—	8,787	$39,423
Francois Le	—	—	10,354	$47,690
John F. McGrath, Jr.	—	—	7,389	$33,533
David Wagenseller	634	$938	13,574	$60,233

Employment Contracts; Change in Control Arrangements

Of the Company’s Named Executive Officers, Messrs. Keating, Fitzpatrick, and Harty each have a change in control agreement with the Company that provides for immediate vesting of all the executive officer’s outstanding stock options and restricted stock in the event of the executive officer’s termination of employment within one year after a “corporate transaction” or “change of control,” as those terms are defined in the 1993 Option Plan and the 2008 Equity Incentive Plan. Under these agreements, termination of employment includes either termination by the Company for reasons other than cause or disability, or resignation by the officer for certain “good reasons,” including a material reduction or alteration in authority, status or responsibility; a material reduction in base compensation; or relocation of the executive officer’s principal place of work. The agreements further provide that, upon a termination under such circumstances, the Company will provide to the officer a severance payment equal to one year’s base salary, and will pay the premiums for the officer’s medical, dental, life and disability insurance for one year following the date of termination of employment, subject to execution and delivery by the officer of the Company’s standard form of release. Except for Mr. Fitzpatrick’s agreement, entered into as part of his initial hiring, these agreements were entered into prior to fiscal 2010. At the time of their execution, the Committee determined that the applicable benefits were in each case appropriate, and remain appropriate, when compared to our peer companies.

If a triggering event had taken place at the end of the last fiscal year, the Named Executive Officers with these agreements would have received the following benefits:

	Severance	Potential Acceleration of Unvested Stock Options (1)	Potential Acceleration of Unvested Restricted Stock (2)
C. Nicholas Keating, Jr.	$415,000	$52,542	—
James Fitzpatrick	$225,000	$166,000	$6,688
Talbot A. Harty	$285,000	$21,017	$7,330

(1)

The value of the unvested and accelerated stock options is the difference between the exercise price of the option and $5.35 per share, the market closing price of the Common Stock on March 26, 2010, the end of the Company’s fiscal 2010.

(2)

The value of the unvested and accelerated restricted stock is $5.35 per share, the market closing price of the Common Stock at March 26, 2010, the end of the Company’s fiscal 2010.

Equity Compensation Plan Information

The following table sets forth information as of March 26, 2010 with respect to the equity compensation plans under which Common Stock is authorized for issuance.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	3,207,734	$5.67	2,659,701
Equity compensation plans not approved by security holders (2)	930,852	$6.99	—
Total	4,138,586		$2,659,701

(1)

Shares issuable pursuant to the 1993 Option Plan and 2008 Equity Incentive Plan. The 1993 Option Plan expired in fiscal 2009 and there are no securities remaining available for future issuance. This amount does not include shares authorized under the 1998 Employee Stock Purchase Plan, which the Board of Directors has suspended.

(2)

Shares issuable pursuant to the 1997 Stock Option Program, which expired in fiscal 2009 and under which no securities remain available for future issuance.

The Company’s plans are described in a footnote to the Company’s financial statements, which are included in the Company’s Form 10-K filed on June 9, 2010. See Note 9:  “Stock-based Compensation.”

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is responsible for appointing and determining the compensation of the independent auditors to conduct the annual audit of the Company’s accounts, reviewing the scope and results of the independent audits, and reviewing and evaluating internal accounting policies. Each of the members of the Audit Committee is independent, as defined under the current listing standards of NASDAQ and the standards for independence of audit committee members under current SEC rules. The Audit Committee operates under a written charter prepared by the Audit Committee and adopted by the Board of Directors. Management of the Company has primary responsibility for preparing the Company’s financial statements and for the Company’s financial reporting process. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements to accounting principles generally accepted in the U.S.

In this context and in connection with the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K, the Audit Committee:

•

reviewed and discussed the audited consolidated financial statements with the Company’s management;

•

discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, certain matters related to the conduct of the audit, as required by Statement of Auditing Standards No. 61, Communication with Audit Committees, which includes, among other things, (i) methods used to account for significant unusual transactions; (ii) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus; (iii) the process used by management in formulating particularly sensitive accounting estimates and the basis for the accountants’ conclusions regarding the reasonableness of those estimates; and (iv) disagreements, if any, with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements;

•

met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting;

•

reviewed the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standard Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors their independence from the Company, and concluded that the non-audit services performed by Deloitte & Touche LLP are compatible with maintaining their independence; and

•

instructed the independent registered public accounting firm that the Audit Committee expects to be advised if there are any subjects that require special attention.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for fiscal 2010 be included in the Company’s Annual Report on Form 10-K for the year ended March 26, 2010, for filing with the SEC, and the Board of Directors approved such inclusion.

Audit Committee Members

David R. Laube, Chairperson
Frederick D. D’Alessio
Dixon R. Doll

Relationship with Independent Registered Public Accounting Firm

Deloitte & Touche LLP and its predecessors have acted as the Company’s independent auditors since the Company’s inception. In accordance with standard policy, Deloitte & Touche LLP periodically changes the individuals who are responsible for the Company’s audit.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make statements if they desire to do so, and are expected to be available to respond to appropriate questions.

The following table shows the fees paid or accrued by the Company for the audit and other services provided by Deloitte & Touche LLP for fiscal 2010 and 2009

	2010	2009
Audit fees (1)	$782,778	$915,700
Audit-related fees (2)	85,000	150,110
Tax fees (3)	6,169	6,281
All other fees	—	—
Total	$873,947	$1,072,091

(1)

Audit fees are for professional services provided in connection with the audit of the Company’s annual financial statements and review of the Company’s quarterly financial statements and audit services provided in connection with statutory or regulatory filings and in connection with the audit of the Company’s internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)

Audit-related fees are for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” Audit-related fees in fiscal 2010 were related to (i) the Company’s response to comments from the U.S. Securities and Exchange Commission related to certain periodic reports filed by the Company, (ii) the registration of additional Common Stock issuable under the 2008 Equity Incentive Plan as increased in August 2009, and (iii) the Employee Option Exchange Program completed in September 2009.

(3)

Tax fees consisted primarily of tax compliance consultations and preparation of international tax returns.

Administration of the Engagement; Pre-Approval of Audit and Permissible Non-Audit Services

Before the independent registered public accounting firm is engaged by the Company to perform audit or permissible non-audit services, the engagement is approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may establish, either on an ongoing or case-by-case basis, pre-approval policies and procedures providing for delegated authority to approve the engagement of the independent registered public accounting firm, provided that the policies and procedures are detailed as to the particular services to be provided, the Audit Committee is informed about each service, and the policies and procedures do not result in the delegation of the Audit Committee's authority to management.

RELATED PERSON TRANSACTIONS

The Audit Committee of the Board of Directors, pursuant to its master agenda but not pursuant to written policies or procedures, considers at each regular quarterly meeting any transactions between the Company and related persons. There were no transactions involving the Company and any related person during fiscal 2010, and there were no such transactions pending as of the date of this proxy statement.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference certain information into the proxy statement, which means that we can disclose important information to you by referring you to other documents that we have filed separately with the SEC and are making available to you together with this proxy statement. The information incorporated by reference is deemed to be part of this proxy statement. This proxy statement incorporates by reference the Company’s Annual Report on Form 10-K for the fiscal year ended March 26, 2010, which is available along with this proxy statement at www.proxyvote.com.

The Company will mail to any stockholder of record without charge, upon written request, a proxy statement and a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 26, 2010, including the financial statements, schedules, and list of exhibits thereto. Requests should be sent to:  Investor Relations, Network Equipment Technologies, Inc., 6900 Paseo Padre Parkway, Fremont, CA  94555.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Proposals of stockholders that are intended to be presented at the Company’s annual meeting of stockholders to be held in 2011 (the “2011 Annual Meeting”) must be received by the Company no later than March 8, 2011 in order to be included, if appropriate, in the proxy statement and proxy relating to the 2011 Annual Meeting.

In addition, pursuant to the Company’s bylaws, in order for any stockholder to propose any business (including nominations for Director) at an annual stockholder meeting, such stockholder is required to provide the Company with advance written notice at least 60 days prior to such meeting (no later than June 12, 2011, assuming the 2011 Annual Meeting is held on August 11, 2010). The notice must contain certain information regarding such stockholder (and any nominee for Director), any arrangements between the stockholder and the nominee, and any other information regarding such nominee or each matter of business proposed by the stockholder that would be required to be disclosed in a Proxy Statement filed with the SEC for solicitations of proxies to approve such proposed business.

Any such proposals or notices should be directed to the attention of the Corporate Secretary, Network Equipment Technologies, Inc., 6900 Paseo Padre Parkway, Fremont, CA  94555.

OTHER BUSINESS

The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy card to vote the shares represented thereby on such matters in accordance with their best judgment.

By order of the Board of Directors,

July 6, 2010

C. Nicholas Keating, Jr.

President and Chief Executive Officer

PROXY
NETWORK EQUIPMENT TECHNOLOGIES, INC.
6900 Paseo Padre Parkway, Fremont, CA 94555

This Proxy is Solicited on Behalf of the Board of Directors of
Network Equipment Technologies, Inc.

The undersigned stockholder hereby appoints DAVID WAGENSELLER and FRANK SLATTERY, and each of them, with power of substitution, as "Proxies" to represent the undersigned at the Annual Meeting of Stockholders of Network Equipment Technologies, Inc. (the "Company") to be held on Tuesday, August 10, 2010, or at any postponement or adjournment thereof, and to vote all shares of Common Stock of the Company that the stockholder would be entitled to vote thereat if personally present.

The shares represented by this proxy will be voted as directed by the stockholder. If no direction is indicated, the Proxies are authorized to vote FOR the director nominee and FOR the proposal. In their discretion, the Proxies are also authorized to vote upon such other business as may properly come before the meeting.

YOU MAY SUBMIT YOUR PROXY OVER THE INTERNET OR BY TELEPHONE. IF YOU CHOOSE TO VOTE BY MAIL, PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

NETWORK EQUIPMENT TECHNOLOGIES, INC.
Vote on Director 1. To elect Dixon R. Doll as Class II Director to serve until the 2013 Annual Meeting of Stockholders and until a successor, if any, is elected and qualified.		For Withhold For All All All Except ( ) ( ) ( )	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name(s) of the nominee(s) on the line below. ___________________________________
Vote On Proposals			For Against Abstain
2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 25,2011.			( ) ( ) ( )
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Please sign exactly as your name(s) is (are) shown on the share certificate to which the Proxy applies.  When shares are held by joint tenants, both should sign.  When signing as an attorney, executor, administrator trustee or guardian, please give full title, as such.  If a corporation, please sign in full corporate name by the President or other authorized officer.  If a partnership, please sign in the partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

NETWORK EQUIPMENT TECHNOLOGIES, INC. 6900 PASEO PADRE PARKWAY FREMONT, CA 94555

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Network Equipment Technologies, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Network Equipment Technologies, Inc. c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717

Your vote is important. Please vote immediately. If you vote over the Internet or by telephone, please do not mail your card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com